Exhibit 99.1

CANTEL MEDICAL CORP

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew Krakauer	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL ENTERS INTO $250 MILLION REVOLVING CREDIT FACILITY

Revised 5-year credit facility provides for expanded borrowing capacity and more flexible terms to enable Cantel Medical to execute on its strategic initiatives.

LITTLE FALLS, New Jersey (March 5, 2014) … CANTEL MEDICAL CORP. (NYSE: CMN), today announced that it has entered into an amended and restated credit facility which established new terms under its revolving credit facility with its existing bank group led by Bank of America, N.A., and including Wells Fargo Bank, N.A. and PNC Bank, N.A.

“We are pleased that we were able to expand the capacity, lengthen the maturity and establish more favorable terms under our credit facility.  This new facility provides us with increased financial flexibility and access to more capital to support the company’s continued growth through 2019,” said Craig Sheldon, Cantel Medical’s Senior Vice President, Chief Financial Officer and Treasurer.

The amended and restated credit facility includes the following:

•                  an expansion of total borrowing capacity to $250 million, up from $150 million for the prior credit facility;

•                  an option to increase the aggregate size of the credit facility by $100 million with additional commitments;

•                  a decrease in the applicable rates used for borrowings and a decrease in the annual commitment fee;

•                  the ability to borrow funds in all major currencies; and

•                  an extension of the credit facility’s maturity date to March 4, 2019.

Cantel Medical plans to use the new credit facility to refinance the company’s borrowings under its existing facility and for capital expenditures, acquisitions, and other general corporate purposes.

About Cantel Medical Corp.

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products, and specialty packaging for infectious and biological specimens. Additionally, we provide technical service for our products.  For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.